                                                                       EXHIBIT F

                             CO-INVESTMENT AGREEMENT

                  THIS CO-INVESTMENT AGREEMENT (this "Agreement") is made as of June 6, 2003, by and among Frontenac VIII Limited Partnership, a Delaware limited partnership ("Frontenac VIII"), Frontenac Masters VIII Limited Partnership, a Delaware limited partnership ("Frontenac Masters VIII," and together with Frontenac VIII, "Frontenac"), Suntrust Equity Funding, LLC (d/b/a Suntrust Equity Partners), a Delaware limited liability company ("Suntrust"), BVCF IV, L.P., a Delaware limited partnership ("BVCF"), and C&B Capital, L.P., a Delaware limited partnership ("C&B," and together with Suntrust and BVCF, the "Co-Investors"). Frontenac and the Co-Investors are referred to collectively as the "Investors" and individually as an "Investor." Capitalized terms used herein are defined in Section 7 hereof.

                  The Investors are parties to a Preferred Stock Purchase Agreement dated as of April 24, 2003 (as amended or modified from time to time, the "Purchase Agreement") with Gevity HR, Inc., a Florida corporation (the "Company"), pursuant to which, subject to the terms and conditions set forth therein, the Investors agreed to purchase from the Company shares of its Series A Preferred Stock, par value $.01 per share (the "Series A Preferred").

                  The Investors desire to enter into this Agreement for the purposes, among others, of (i) governing certain aspects of their co-investment in the Company, and (ii) limiting the manner and terms by which their Series A Preferred may be transferred.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1. Voting of Co-Investor Shares.

                  (a) From and after the date of this Agreement, subject to
Section 1(b) hereof, each holder of Co-Investor Shares (other than BVCF) shall vote all of the Co-Investor Shares owned by such holder or over which such holder has control and shall take all other necessary or desirable actions within such holder's control (whether in such holder's capacity as a stockholder or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings and the execution and delivery of other agreements, documents or instruments to give effect to or confirm the making of any decision, the exercise of any right or the taking of any action pursuant hereto) on matters relating to (i) the designation, election and removal of the Series A Directors or the termination of the term of office of the Series A Directors or the designation of representatives to attend Board meetings as non-voting observers pursuant to Section 4A of the Certificate of Designation and (ii) the making of all other decisions and exercise of all other rights expressly granted to the Majority Holders, and the taking of all other actions expressly within the power of the Majority Holders, pursuant to the Purchase Agreement or the Certificate of Designation, in each case as directed by Frontenac.

                  (b) Notwithstanding the foregoing, for so long as Suntrust continues to hold at least 50% of the Co-Investor Shares held by it as of immediately after the Closing (as appropriately adjusted for stock splits, stock dividends, combinations of shares and other recapitalizations), Frontenac shall not, without the prior written consent of Suntrust, (i) consent to the Company's use of proceeds from the sale of the Series A Preferred pursuant to the Purchase Agreement other than as permitted in Section 4E of the Purchase Agreement or agree with the Company to amend such section, or (ii) agree with the Company to amend Section 2C, Section 3A, Section 3B, Section 3J or Section 4B of the Certificate of Designation. Frontenac agrees that if at any time it seeks the consent of Suntrust under the preceding sentence, at the time it first seeks such a consent it will provide to each Co-Investor reasonably detailed notice of the matter with respect to which it is seeking such consent.

                  2. Exercise of Rights.

                  (a) For so long as Frontenac is the Majority Holder under the Certificate of Designation, upon the request of any holder of at least 5% of the shares of Series A Preferred then outstanding, Frontenac shall exercise the rights of the Majority Holders with respect to at least one share of Series A Preferred then held by Frontenac pursuant to Section 3A of the Certificate of Designation, Section 3B of the Certificate of Designation and either Section 2C or Section 3J of the Certificate of Designation when and as such rights may be exercised, thus allowing such holder to exercise its rights as a holder of the Series A Preferred thereunder; provided that Frontenac shall not be required to exercise any such rights with respect to more than one share of Series A Preferred then held by Frontenac.

                  (b) For so long as Frontenac holds at least 25% of the Registrable Securities then outstanding, upon the request of any Co-Investor, Frontenac shall request a Short-Form Registration with respect to at least one share of Registrable Securities then held by Frontenac pursuant to Section 1(a) of the Registration Agreement when and as such right may be exercised, thus allowing such Co-Investor to exercise its rights as a holder of Registrable Securities thereunder, provided that the aggregate offering value of the Registrable Securities requested to be registered by such Co-Investor, together with the aggregate offering value of the Registrable Securities requested to be registered by other holders of Registrable Securities in such registration, equals at least $2 million; provided that Frontenac shall not be required to exercise any such rights with respect to more than one share of Registrable Securities then held by Frontenac.

                  3. Representations and Warranties; Covenants. Each party hereto represents and warrants that (i) such party is the record owner of the number of Investor Shares set forth opposite such party's name on the Schedule of Investors attached hereto, (ii) this Agreement has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, and (iii) such party has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Investor Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement applicable to such holder.

                  4. Participation Rights.

                  (a) At least 30 days prior to any Transfer of any Investor Shares by Frontenac (other than one or more Transfers (x) pursuant to a Public Sale, (y) to one or more Affiliates, or (z) in an aggregate amount not to exceed than 10% of the Investor Shares held by Frontenac as of immediately after the Closing (as appropriately adjusted for stock splits, stock dividends, combinations of shares and other recapitalizations)), Frontenac shall deliver a written notice (the "Sale Notice") to the Co-Investors, specifying in reasonable detail the identity of the prospective transferee(s), the number and type of Investor Shares and the terms and conditions of the Transfer. The Co-Investors may elect to participate in the contemplated Transfer by delivering written notice to Frontenac within 20 days after delivery of the Sale Notice. If any Co-Investor elects to participate in such Transfer, such Co-Investor shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms as Frontenac, a number of Investor Shares of the type being transferred by Frontenac equal to the product of (i) the quotient determined by dividing (A) the number of Investor Shares of such type held by such Co-Investor, by (B) the aggregate number of (I) Investor Shares of such type held by Frontenac and all of the Co-Investors at such time and (II) other securities of such type owned by any other Person(s) having the right to participate in such Transfer, and (ii) the aggregate number of Investor Shares of such type to be sold in the contemplated Transfer.

                  For example, if (1) the Sale Notice contemplated a sale of 100 Investor Shares by Frontenac and at such time Frontenac owns 220 Investor Shares of such type, (2) there are two Co-Investors and at such time such Co-Investors own an aggregate of 160 Investor Shares of such type and one Co-Investor elects to participate and such Co-Investor owns 100 Investor Shares of such type and (3) another Person having the right to participate in such Transfer owns 20 securities of such type, then the Co-Investor electing to participate would be entitled to sell 25 shares (100 / 400 x 100 shares), the other Person would be entitled to sell 5 shares (20 / 400 x 100 shares), and Frontenac would be entitled to sell the remaining 70 shares.

If the Co-Investors have not elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 20-day period after delivery of the Sale Notice), then Frontenac may Transfer the Investor Shares specified in the Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 120-day period immediately following the date of the delivery of the Sale Notice. Any Investor Shares not Transferred within such 120-day period shall be subject to the provisions of this Section 4 upon subsequent Transfer.

                  (b) Each Co-Investor transferring Investor Shares pursuant to this Section 4 shall pay (i) the expenses incurred by such Co-Investor in connection with the Transfer, and (ii) its pro rata share (based on the number of Investor Shares and other securities of such type to be transferred) of the reasonable out-of-pocket expenses (including reasonable attorney's fees) incurred by Frontenac in connection with such Transfer that are not otherwise reimbursed by the Company. Each Co-Investor transferring Investor Shares pursuant to this Section 4 shall be obligated to join on a pro rata basis (based on the number of Investor Shares and other securities of such type to be transferred) in any indemnification or other obligations that Frontenac agrees to provide in connection with such Transfer (other than any such obligations that relate solely to a particular holder of securities, such as indemnification with respect to representations and warranties given by a holder of Investor Shares regarding such holder's title to and ownership of Investor Shares, in respect of which only such holder shall be liable); provided that no Co-Investor shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such Co-Investor in connection with such Transfer.

                  5. Transfer. Prior to the Transfer of any Co-Investor Shares to any Person, the transferring holder of Co-Investor Shares shall (i) deliver a written notice to Frontenac at least 10 business days prior to such Transfer specifying in reasonable detail the identity of the prospective transferee and the number and type of Co-Investor Shares being transferred, (ii) supply, and cause the prospective transferee to supply, any other information reasonably requested by Frontenac regarding such prospective transferee and the Transfer, and (iii) cause the prospective transferee to be bound by the provisions of this Agreement and applicable to holders of Co-Investor Shares, Investor Shares and Series A Preferred and to execute and deliver to Frontenac a joinder to or counterpart of this Agreement in a form acceptable to Frontenac.

                  6. Sale of the Company.

                  (a) If Frontenac requests, seeks or approves a Change in Ownership, Fundamental Change or Organic Change (in each case, an "Approved Transaction"), each holder of Investor Shares will, in such holder's sole discretion, either (i) vote for, consent to and raise no objections against, or otherwise impede, such Approved Transaction and participate in the consummation of such Approved Transaction and, without limiting the foregoing, if the Approved Transaction is structured as (A) a merger or consolidation, each holder of Investor Shares shall vote its Investor Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by Frontenac), and waive all dissenter's rights, appraisal rights and similar rights in connection with such merger or consolidation and tender its Investor Shares pursuant to such merger or consolidation; (B) a Transfer of stock (including by recapitalization, consolidation, reorganization, combination or otherwise), each holder of Investor Shares shall agree to Transfer, and shall Transfer, all of its Investor Shares and rights to acquire Investor Shares on the terms and conditions approved by Frontenac; or (C) a sale of assets, each holder of Investor Shares shall vote its Investor Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by Frontenac); or (ii) if such holder does not participate in the Approved Transaction in accordance with this Section 6 for any reason, convert all of its Investor Shares that are Series A Preferred into shares of Common Stock in accordance with Section 5A of the Certificate of Designation effective upon consummation of such Approved Transaction.

                  (b) Each holder of Investor Shares that participates in the Approved Transaction pursuant to Section 1(a)(i) shall be obligated to join on a pro rata basis (based upon the proceeds to be received by the holders of Investor Shares in such Approved Transaction) in any indemnification or other obligations Frontenac agrees to provide in connection with the

Approved Transaction (other than any such obligations that relate solely to a particular holder of Investor Shares, such as indemnification with respect to representations and warranties given by a holder of Investor Shares regarding such holder's title to and ownership of Investor Shares, in respect of which only such holder shall be liable); provided that no holder shall be obligated in connection with such indemnification or other obligations with respect to an amount in excess of the consideration received by such holder in connection with such Transfer.

                  (c) Each holder of Investor Shares that participates in the Approved Transaction pursuant to Section 1(a)(i) will cooperate in and take all necessary or desirable actions in connection with the consummation of the Approved Transaction as requested by Frontenac (which actions may include, executing the applicable transaction documents and continuing arrangements amongst the stockholders of the Company substantially similar to the terms of this Agreement).

                  (d) The obligations of the holders of Investor Shares that participate in the Approved Transaction pursuant to Section 1(a)(i) with respect to an Approved Transaction are subject to the satisfaction of the following conditions: (i) upon consummation of the Approved Transaction, each holder of a type of Investor Shares will be given the same form and amount of consideration per Investor Share of such type, and (ii) if any holders of a type of Investor Shares are given an option as to the form and amount of consideration to be received per Investor Share of such type, each holder of Investor Share of such type will be given the same option with respect to its Investor Shares of such type.

                  (e) Holders of Investor Shares that participate in the Approved Transaction pursuant to Section 1(a)(i) will bear their pro-rata share (based upon the proceeds to be received by the stockholders of the Company) of the costs of any Approved Transaction to the extent such costs are incurred for the benefit of all holders of Investor Shares (whether or not other stockholders of the Company are benefited) and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 4(e), costs incurred in exercising reasonable efforts to take all necessary actions for the consummation of an Approved Transaction in accordance with Section 4(a) shall be deemed to be for the benefit of all stockholders of the Company. Costs incurred by a holder of Investor Shares on its own behalf will not be considered costs of the transaction hereunder and will be the responsibility of such holder of Investor Shares.

                  7. Definitions.

                  "Affiliate" of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise or (ii) if such Person is a partnership or limited liability company, the partners or members thereof.

                  "Board" means the board of directors of the Company.

                  "Certificate of Designation" has the meaning set forth in the Purchase Agreement and shall include subsequent Certificates of Designation or amended Articles of Incorporation of the Company containing the rights and preferences of the Series A Preferred (in which case each section reference to the Certificate of Designation contained herein shall be deemed to refer to the section of such Certificate of Designation or Articles of Incorporation containing the provision found in such section of the Certificate of Designation attached to the Purchase Agreement as Exhibit A).

                  "Change in Ownership" has the meaning set forth in the Certificate of Designation.

                  "Closing" has the meaning set forth in the Purchase Agreement.

                  "Co-Investor Shares" means any Investor Shares purchased or otherwise acquired by any of the Co-Investors, whether or not held by a Co-Investor as of the date in question.

                  "Common Stock" means the Company's common stock, par value $0.01 per share.

                  "Fundamental Change" has the meaning set forth in the Certificate of Designation.

                  "Investor Shares" means (i) any Series A Preferred now owned or hereafter purchased or acquired by any of the Investors, whether or not held by an Investor as of the date in question and (ii) any securities issued directly or indirectly with respect to the securities referred to in clause (i) above by way of a stock split, stock dividend or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization, other than shares of Common Stock issued upon conversion of the Series A Preferred.

                  "Majority Holder" has the meaning set forth in the Purchase Agreement or the Certificate of Designation, as applicable.

                  "Organic Change" has the meaning set forth in the Certificate of Designation.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Public Sale" means any sale of Investor Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

                  "Registrable Securities" has the meaning set forth in the Registration Agreement.

                  "Registration Agreement" means the Registration Rights Agreement, dated as of June 6, 2003, by and among the Company and certain stockholders of the Company, as amended or modified from time to time.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "Series A Directors" means the directors that the holders of Series A Preferred are entitled to elect pursuant to the Certificate of Designation.

                  "Transfer" means, a sale, transfer, assignment, pledge or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in Investor Shares.

                  "Voting Rights Letter Agreement" means the letter agreement, dated as of June 6, 2003, by and among the Investors, as amended or modified from time to time.

                  8. Voting Rights Letter Agreement. Prior to the Transfer of any Investor Shares to any Person, the transferring holder of Investor Shares shall cause the prospective transferee to agree in writing in a form acceptable to Frontenac to be bound by the provisions of the Voting Rights Letter Agreement and applicable to holders of Series A Preferred and to promptly provide the Company and the other holders of Investor Shares with a copy thereof.

                  9. Exculpation. Each holder of Investor Shares acknowledges and agrees that Frontenac shall have no fiduciary (or other express or implied) duties hereunder or otherwise with respect to the other holders of Investor Shares or their investment in the Investor Shares and that Frontenac and its Affiliates and their respective directors, officers, employees, representatives, agents and successors and assigns (collectively, the "Frontenac Parties") shall not be liable to any other holder of Investor Shares or such holder's Affiliates or its directors, officers, employees, representatives, agents and successors or assigns for any actions taken or omitted to be taken by any such Frontenac Party with respect to this Agreement, their investment in the Investor Shares or their rights under the Purchase Agreement, Certificate of Designation, the Voting Rights Letter Agreement, the Registration Agreement or any of the agreements or transactions contemplated thereby, in each case, regardless of any favorable or unfavorable result that such action or omission may have on the other holders of Investor Shares or their investment in the Investor Shares (except to the extent Frontenac breaches the express provisions of this Agreement).

                  10. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by (i) Frontenac, (ii) the holders of a majority of the Co-Investor Shares,
(iii) Suntrust (for so long as it continues to hold at least 50% of the Co-Investor Shares held by it as of immediately after the Closing (as appropriately adjusted for stock splits, stock dividends, combinations of shares and other recapitalizations)), and (iv) BVCF (for so long as it continues to hold at least 50% of the Co-Investor Shares held by it as of immediately after the Closing (as appropriately adjusted for stock splits, stock dividends, combinations of shares and other recapitalizations)); provided that the Schedule of Investors may be amended by Frontenac (without any vote or consent of the holders of Investor Shares) to reflect the addition of a Person as a party to this Agreement and to reflect Transfers made in accordance with the terms hereof and Frontenac shall deliver copies of such Schedule of Investors after any amendment thereof. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Each party acknowledges and agrees that any amendment or waiver effected in accordance with this section shall be binding upon such party whether or not such party in fact consented to such amendment or waiver.

                  11. No Partnership or Joint Venture. The holders of Investor Shares intend that the arrangement contemplated pursuant to this Agreement not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no holder of Investor Share be a partner or joint venturer of the other holder of Investor Shares by virtue of this Agreement, for any purposes, and this Agreement shall not be construed to suggest otherwise.

                  12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  13. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation that certain letter agreement dated April 24, 2003, by and among Frontenac and certain of the Co-Investors.

                  14. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Investors and any subsequent holders of Investor Shares and the respective successors and assigns of each of them, so long as they hold Investor Shares (it being understood that provisions binding on or inuring to the benefit of or enforceable by the Co-Investors are not intended to be binding on or inure to the benefit of or be enforceable by a subsequent holder of Co-Investor Shares unless otherwise expressly stated). For the avoidance of doubt, Section 1(a) shall be binding on any subsequent holders of Co-Investor Shares transferred by BVCF.

                  15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Any Person may, if required by the terms hereof, at any time after the date hereof become a party to this Agreement by executing a counterpart of or joinder to this Agreement agreeing to be bound by the provisions hereof.

                  16. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any of the parties hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security or to allege or prove actual damages) in order to enforce or prevent any violation of the provisions of this Agreement.

                  17. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the schedules hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

                  18. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                  19. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

                  20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

                                      ****

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                     FRONTENAC VIII LIMITED PARTNERSHIP

                                     By:  FRONTENAC VIII PARTNERS, L.P.
                                     Its: General Partner

                                     By:  FRONTENAC COMPANY VIII, L.L.C.
                                     Its: General Partner

                                     By:  /s/ David S. Katz
                                        ---------------------------------------
                                     Its: Member

                                     FRONTENAC MASTERS VIII LIMITED PARTNERSHIP

                                     By:  FRONTENAC VIII PARTNERS, L.P.
                                     Its: General Partner

                                     By:  FRONTENAC COMPANY VIII, L.L.C.
                                     Its: General Partner

                                     By:  /s/ David S. Katz
                                        ---------------------------------------
                                     Its: Member

                                     SUNTRUST EQUITY FUNDING, LLC D/B/A
                                     SUNTRUST EQUITY PARTNERS

                                     By:  Kenneth T. Millar
                                        ---------------------------------------
                                     Its: Manager

                                     BVCF IV, L.P.

                                     By:  J.W. PUTH ASSOCIATES, LLC
                                     Its: General Partner

                                     By:  BRINSON VENTURE MANAGEMENT, LLC
                                     Its: Attorney-in-fact

                                     By:  ADAMS STREET PARTNERS, LLC
                                     Its: Administrative Member

                                     By:  /s/ David J. Timson
                                        ---------------------------------------
                                     Its: Partner

                                     C&B CAPITAL, L.P.

                                     By:  C&B CAPITAL GP, LLC
                                     Its: General Partner

                                     By:  /s/ Edward S. Croft, III
                                        ---------------------------------------
                                     Its: Manager

                              SCHEDULE OF INVESTORS

            NAME AND ADDRESS                                                     NUMBER OF INVESTOR SHARES
----------------------------------------------                          ---------------------------------------------
Frontenac VIII Limited Partnership                                                           19,385
135 S. LaSalle Street, Suite 3800
Chicago, IL 60603
Attention: David Katz
Telephone: (312) 368-0044
Telecopy: (312) 759-0864

Frontenac Masters VIII Limited Partnership                                                      865
135 S. LaSalle Street, Suite 3800
Chicago, IL 60603
Attention: David Katz
Telephone: (312) 368-0044
Telecopy: (312) 759-0864

SunTrust Equity Funding, LLC                                                                  5,000
SunTrust Equity Partners
303 Peachtree Street, 25th Floor
Atlanta, GA 30308
Attention: Kenneth T. Millar
Telephone: (404) 827-6361
Telecopy: (404) 588-7501

BVCF IV, L.P.                                                                                 4,000
c/o Adams Street Partners
One North Wacker Suite 200
Chicago, IL 60606
Attention:  Jeffrey T. Diehl
Telephone: (312) 553-7869
Telecopy: (312) 553-7870

C&B Capital, L.P.                                                                               750
4200 Northside Parkway, N.W.
Building One, Suite 100
Atlanta, GA 30327
Attention:  Edward S. Croft, III
Telephone: (404) 841-3131
Telecopy: (404) 841-3135

                                                     TOTAL:                                  30,000